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                     June 29, 2021

       Hans Thomas
       Chief Executive Officer
       10X Capital Venture Acquisition Corp.
       1 World Trade Center, 85th Floor
       New York, NY 10007

                                                        Re: 10X Capital Venture
Acquisition Corp
                                                            Amendment No. 2 to
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 11, 2021
                                                            File No. 001-39737

       Dear Mr. Thomas:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Jeffrey A. Letalien